As filed with the Securities and Exchange Commission on November 7, 2023

Registration No. 333-219149

Registration No. 333-214603

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-219149

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 333-214603

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOSTESS BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4168492
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7905 Quivira Road

Lenexa, Kansas 66215

(816) 701-4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeannette L. Knudsen

Chief Legal Officer and Secretary

Hostess Brands, Inc.

7905 Quivira Road

Lenexa, Kansas 66215

(Name and address of agent for service)

(816) 701-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven A. Rosenblum, Esq.

Ronald C. Chen, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-3 (together, the “Registration Statements”) is being filed by Hostess Brands, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) to deregister and terminate any and all shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) and any and all other securities registered but unsold or otherwise unissued as of the date hereof thereunder:

Registration Statement 333-219149 on Form S-3, originally filed by the Company with the SEC on July 5, 2017, registering (i) the offer and sale of 19,000,000 warrants to purchase 9,500,000 shares of Common Stock by the selling warrantholders named therein and (ii) the issuance of 9,500,000 shares of Common Stock issuable upon the exercise of such warrants.

Registration Statement 333-214603 on Form S-3, as amended by Amendment No. 1 thereto, originally filed by the Company with the SEC on November 14, 2016, registering (i) the offer and sale of 105,596,708 shares of Common Stock, which includes 9,500,000 shares of Common Stock issuable upon the exercise of 19,000,000 warrants, by the selling stockholders named therein, and (ii) the issuance of 18,750,000 shares of Common Stock issuable upon the exercise of 37,500,000 warrants.

On November 7, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 10, 2023 (the “Merger Agreement”), by and among the Company, The J. M. Smucker Company, an Ohio corporation (“Smucker”), and SSF Holdings, Inc., a Delaware corporation and direct, wholly owned subsidiary of Smucker (“Purchaser”), Purchaser merged with and into the Company (the “Merger”). The Company continued as the surviving corporation and a wholly owned subsidiary of Smucker.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a Post-Effective Amendment, any and all securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lenexa, State of Kansas, on November 7, 2023.

HOSTESS BRANDS, INC.

By:	/s/ Jeannette L. Knudsen
Name: Jeannette L. Knudsen Title: Chief Legal Officer and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.